SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 1)


                             VIASYSTEMS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92553H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                  JULY 19, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]



                         (Continued on following pages)

35821.0051

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 2
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas O. Hicks
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             1,736,586
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           83,006,803
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     1,733,586
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     77,944,046
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          87,743,389
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          55.7%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 3
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Equity Fund III, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           70,423,334
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     65,360,576
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          70,423,334
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          47.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 4
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF/Viasystems Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           416,708
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     416,708
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          416,708
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 5
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/GP Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           70,840,042
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     65,777,284
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          70,840,042
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          47.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 6
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3 Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           5,095,788
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     933,343
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,095,788
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 7
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks Muse GP Partners III, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           71,773,385
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     66,710,627
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,773,385
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          47.9%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 8
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks Muse Fund III Incorporated
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           71,773,385
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     66,710,627
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,773,384
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES                                     [ ]

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          47.9%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 9
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Equity Fund IV (1999), L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           14,274,430
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,111,985
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,274,430
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 10
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Private Equity Fund IV (1999), L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,234,083
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     71,638
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,234,083
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 11
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4/GP (1999) Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           14,346,068
                  PERSON                     ------ ----------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,183,623
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,346,068
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 12
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4-EQ (1999) Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,327,726
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     165,281
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,327,726
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 13
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4-EN (1999) Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           25,369
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     25,369
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          25,369
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 14
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4-SBS (1999) Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,197,568
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     35,123
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,197,568
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 15
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP (1999) Partners IV, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           14,571,841
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,409,396
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,571,841
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 16
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse (1999) Fund IV, LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           14,571,841
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,409,396
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,571,841
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

*   The reporting person expressly  disclaims (i) the existence of any group and
    (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 17
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse PG-IV (1999), C.V.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,700,790
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     538,345
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,700,790
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 18
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Partners (1999), C.V.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,700,790
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     538,345
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,700,790
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 19
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM GP Partners IV Cayman LP
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,700,790
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     528,345
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,700,790
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*   The reporting person expressly  disclaims (i) the existence of any group and
    (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 20
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Fund IV Cayman LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           4,700,790
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     538,345
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,700,790
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 21
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse & Co. Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           234,740
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     234,740
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          234,740
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 22
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Partners Inc.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           234,740
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     234,740
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          234,740
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 23
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 24
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners L.A., L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 25
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Latin America Fund I Incorporated
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          lass than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

           This amendment (this "Amendment") amends and supplements a statement on Schedule 13D relating to the common stock, $0.01 par value (the "Common Stock") of Viasystems Group, Inc. (the "Company"), filed with the Securities and Exchange Commission on January 31, 2001 (the "Initial Schedule 13D").


ITEM 2.              IDENTITY AND BACKGROUND

           Item 2 of the Initial Schedule 13D is hereby amended and restated in its entirety as follows:

         (a)      Name of Person(s) Filing this Statement (the "Filing
                  Parties"):

                  Mr. Thomas O. Hicks;

                  Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III");

                  HMTF/Viasystems Partners, L.P., a Delaware limited partnership ("HMTF/Viasystems");

                  HM3/GP Partners, L.P., a Texas limited partnership ("HM3/GP Partners");

                  HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

                  Hicks Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

                  Hicks Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

                  HMTF Equity Fund IV (1999), L.P., a Texas limited partnership ("Fund IV");

                  HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership ("Private Equity Fund IV");

                  HM4/GP (1999) Partners, L.P., Texas limited partnership ("HM4/GP Partners");

                  HM4-EQ (1999) Coinvestors, L.P., a Texas limited partnership ("HM4-EQ");

                  HM4-EN (1999) Coinvestors, L.P., a Texas limited partnership ("HM4-EN");

                  HM4-SBS (1999) Coinvestors, L.P., a Texas limited partnership ("HM4-SBS);

                  Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership ("GP Partners IV");

                  Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company ("Fund IV LLC");

                  Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV");

                  HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("Fund IV/GP Partners C.V.");

                  HM GP Partners IV Cayman, L.P., a Cayman Islands limited partnership ("GP Partners IV Cayman");

                  HM Fund IV Cayman, LLC, a Cayman Islands limited liability company ("Fund IV Cayman LLC");

                  Hicks, Muse & Co. Partners, L.P., a Texas limited partnership ("HM&Co. Partners");

                  HM Partners Inc., a Texas corporation ("HM Partners");

                  HM 1-FOF Coinvestors, L.P., a Cayman Islands limited partnership ("HM 1-FOF");

                  Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA"); and

                  Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund Incorporated").


           (b) - (c)

                     Mr. Thomas O. Hicks

                     Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole shareholder of Fund III Incorporated, which is the sole general partner of GP Partners III, which is the sole general partner of HM3 Coinvestors and HM3/GP, which is the sole general partner of Fund III and HMTF/Viasystems. Mr. Hicks is also the sole member of Fund IV LLC, which is the sole general partner of GP Partners IV, which is the sole general partner of HM 4-EQ, HM4-EN, HM4-SBS and HM4/GP Partners, which is the sole general partner of Fund IV and Private Equity Fund IV. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Partners IV Cayman, which is the sole general partner of Fund IV/GP Partners, which is the sole general partner of PG-IV. Mr. Hicks is also the majority shareholder of HM Partners, which is the sole general partner of HM&Co. Partners. Mr. Hicks is also the sole shareholder of LA Fund Incorporated, the sole general partner of GP Partners LA, which is the sole general partner of HM-1 FOF. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                     Fund III

                     Fund III is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to HM3/GP Partners, the sole general partner of Fund III, is set forth below.

                     HMTF/Viasystems

                     HMTF/Viasystems is a Delaware limited partnership, the principal business of which is to hold securities in the Company. The business address of HMTF/Viasystems, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM3/GP Partners, the sole general partner of HMTF/Viasystems, is set forth below.

                     HM3/GP Partners

                     HM3/GP Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including Fund III and HMTF/Viasystems. The business address of H3/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3/GP Partners, is set forth below.

                     HM3 Coinvestors

                     HM3 Coinvestors is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM3 Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3 Coinvestors, is set forth below.

                     GP Partners III

                     GP Partners III is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM3/GP and HM3 Coinvestors. The business address of GP Partners III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Fund III Incorporated, the sole general partner of GP Partners III, is as set forth below.

                     Fund III Incorporated

                     Fund III Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners III. The business address of Fund III Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and executive officer of Fund III Incorporated, is as previously set forth in this Item 2(b). Information with respect to John R. Muse, an executive officer of Fund III Incorporated, and Charles W. Tate, an executive officer of Fund III Incorporated, is set forth below.

                     Fund IV

                     Fund IV is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Fund IV, is set forth below.

                     Private Equity Fund IV

                     Private Equity Fund IV is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private Equity Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private Equity Fund IV, is set forth below.

                     HM4/GP Partners

                     HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including Fund IV and Private Equity Fund IV. The business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4/GP Partners, is set forth below.

                     HM4-EQ

                     HM4-EQ is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EQ, is set forth below.

                     HM4-EN

                     HM4-EN is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EN, is set forth below.

                     HM4-SBS

                     HM4-SBS is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-SBS, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-SBS, is set forth below.

                     GP Partners IV

                     GP Partners IV is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM4/GP Partners, HM4-EQ, HM4-EN and HM4-SBS. The business address of GP Partners IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of GP Partners IV, is set forth below.

                     Fund IV LLC

                     Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners IV. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member, sole director and executive officer of Fund IV LLC, is as previously set forth in this Item 2(b). Information with respect to Charles W. Tate, an executive officer of Fund IV LLC, is set forth below.

                     PG-IV

                     PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV/GP Partners C.V., the sole general partner of PG-IV, is set forth below.

                     Fund IV/GP Partners C.V.

                     Fund IV/GP Partners C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of Fund IV GP Partners C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV Cayman, the sole general partner of Fund IV/GP Partners C.V., is set forth below.

                     GP Partners IV Cayman

                     GP Partners IV Cayman is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner of Fund IV/GP Partners C.V. The business address of GP Partners IV Cayman, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Partners IV Cayman, is set forth below.

                     Fund IV Cayman LLC

                     Fund IV Cayman LLC is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of GP Partners IV Cayman. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member, sole director and an executive officer of Fund IV Cayman LLC, is as previously set forth in this
Item 2(b).

                     HM&Co. Partners

                     HM&Co. Partners is a Texas limited partnership, the principal business of which is to provide investment advisory and management services to various companies. The business address of HM&Co. Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Partners, the sole general partner of HM&Co. Partners, is set forth below.

                     HM Partners

                     HM Partners is a Texas corporation, the principal business of which is to serve as the sole general partner of HM&Co. Partners. The business address of HM Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the controlling shareholder, a director and an executive officer of HM Partners, is as previously set forth in this Item 2(b). Information with respect to Jack D. Furst, a director of HM Partners, and John
R. Muse, a director and an executive officer of HM Partners, is set forth below.

                     HM 1-FOF

                     HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of HM 1-FOF, is set forth below.

                     GP Partners LA

                     GP Partners LA is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners LA, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to LA Fund Incorporated, the sole general partner of GP Partners LA, is set forth below.

                     LA Fund Incorporated

                     LA Fund Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners LA. The business address of LA Fund Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and an executive officer of LA Fund Incorporated, is as previously set forth in this Item 2(b) . Information with respect to John R. Muse, an executive officer of LA Fund Incorporated, and Charles W. Tate, an executive officer of LA Fund Incorporated, is set forth below.

                     Directors and Executive Officers

                     Mr. Hicks is a director and executive officer of each of Fund III Incorporated, Fund IV LLC, Fund IV Cayman LLC, HM Partners and LA Fund Incorporated. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b).

                     John R. Muse is a director and executive officer of HM Partners and an executive officer of each of Fund III Incorporated and LA Fund Incorporated. Jack D. Furst is a director of HM Partners. Charles W. Tate is an executive officer of Fund III Incorporated, Fund IV LLC and LA Fund Incorporated.

                     The principal business address of each Messrs. Muse, Tate and Furst is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate and Furst is presently a partner and executive officer of Hicks, Muse, Tate & Furst Incorporated, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

           (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

           (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

           (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           Items 3 of the Initial Schedule 13D is hereby amended by adding the following thereto:

           On July 19, 2001, Fund III, HM3 Coinvestors, Fund IV, Private Equity Fund IV, HM4-SBS, HM4-EQ and PG-IV (collectively, the "Investors") entered into a Subscription Agreement with the Company and the Company's wholly-owned subsidiary, Viasystems, Inc. ("Subsidiary"), pursuant to which Subsidiary issued to the Investors $100,000,000 in aggregate initial accreted value of 14% Senior Notes due 2007 (the "Notes"), and the Company issued to the Investors an aggregate of 10,000,000 warrants to purchase shares of Common Stock (the "Warrants"). The aggregate purchase price for the Notes and the Warrants was $100,000,000, less an underwriting fee payable to the Investors.

           In connection with their acquisition of the Warrants, the Investors were jointly and severally granted an irrevocably proxy (the "Mills Proxy") by James N. Mills (and certain of his affiliates) and Timothy L. Conlon, to vote certain, but not all, of the shares beneficially owned by them (totaling 4,162,445 shares) in favor of the issuance of the Warrants when such matter is brought before the shareholders of the Company at a special meeting thereof. As a result of the Proxy, the Investors possess the requisite number of shares to approve the issuance of the Warrants.

           Once the issuance of the Warrants has been approved the Company's shareholders, the Warrants will become immediately exercisable, at any time and from time to time, with an exercise price of $.01 per warrant share.

           The Investors, the Company and Subsidiary also entered into a Registration Rights Agreement dated July 19, 2001, providing the Investors with certain registration rights with respect to the shares of Common Stock purchasable upon exercise of the Warrants.

           Upon the exercise of the Warrants, the Investors anticipate funding the exercise price thereof either through working capital or using a portion of the Common Stock receivable upon exercise of the Warrants to pay the exercise price of the Warrants.

           Pursuant to that certain Amended and Restated Stockholders Agreement dated as of June 6, 1997 (as the same has been amended to the date hereof, the "Stockholders Agreement), Fund III was granted an irrevocable limited proxy (the "Fund III Proxy") by certain investors party to the Stockholders Agreement to vote the shares directly owned by them (totaling approximately 900,313 shares) in certain matters as specified in the Stockholders Agreement.

ITEM 4.     PURPOSE OF TRANSACTION

                   Item 4 of the Initial Schedule 13D is hereby amended and restated in its entirety as follows:

                   The shares of Common Stock beneficially owned by the Filing Parties are being held by such Filing Parties for investment purposes. Thomas O. Hicks is a director of the Company and, through the relationships described in
Item 5 hereof, may be deemed to beneficially own approximately 55.7% of the Common Stock of the Company. Although the Filing Parties have no current plans or proposals, the Filing Parties will continually review their investment in the Common Stock of the Company and, subject to market conditions, general economic conditions, contractual and legal restrictions and other factors, any Filing Party may in the future determine to acquire additional shares of Common Stock or dispose of shares of Common Stock.

                   Except as set forth in this Item 4, the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

ITEM 5.    INTEREST IN SECURITIES OF ISSUER

                   Item 5 of the Initial Schedule 13D is hereby amended and restated in its entirety as follows:

                   (a)

                                 (1) Mr. Hicks may be deemed to beneficially own
                  in the aggregate 84,473,389 shares of the Common Stock of the Company, representing approximately 55.7% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 1,736,586 shares, shared voting power with respect to 83,006,803 shares and shared dispositive power with respect to 77,944,046 shares as a result of the relationships described in paragraph (b)(1) below. 525,868 of such shares for which Mr. Hicks has sole voting and dispositive power, and 234,740 of such shares for which Mr. Hicks has shared voting and dispositive power are options to purchase shares of Common Stock that are currently exercisable.

                                 (2) Fund III may be deemed to beneficially own
                  in the aggregate 70,423,334 shares of the Common Stock of the Company, representing approximately 47.1% of the outstanding shares of Common Stock. Of such shares, Fund III has sole voting and dispositive power with respect to no shares, shared voting power with respect to 70,423,334 shares and shared dispositive power with respect to 65,360,576 shares as a result of the relationships described in paragraphs (b)(4),
                  (6) and (7) below.

                                 (3) HMTF/Viasystems Partners may be deemed to
                  beneficially own in the aggregate 416,708 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, HMTF/Viasystems Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 416,708 shares as a result of the relationships described in paragraphs (b)(4), (6) and (7) below.

                                 (4) HM3/GP Partners may be deemed to
                  beneficially own in the aggregate 70,840,042 shares of the Common Stock of the Company, representing approximately 47.3% of the outstanding shares of Common Stock. Of such shares, HM3/GP Partners has sole voting and dispositive power with respect to no shares, shared voting power with respect to 70,840,042 shares and shared dispositive power with respect to 65,777,284 shares as a result of the relationship described in paragraphs (b)(4), (6) and (7) below.

                                 (5) HM3 Coinvestors may be deemed to
                  beneficially own in the aggregate 5,095,788 shares of the Common Stock of the Company, representing approximately 3.6% of the outstanding shares of Common Stock. Of such shares, HM3 Coinvestors has sole voting and dispositive power with respect to no shares, shared voting power with respect to 5,095,788 shares and shared dispositive power with respect to 933,343 shares as a result of the relationships described in paragraphs (b)(6) and (7) below.

                                 (6) GP Partners III may be deemed to
                  beneficially own in the aggregate 71,773,385 shares of the Common Stock of the Company, representing approximately 47.9% of the outstanding shares of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, shared voting power with respect to 71,773,385 shares and shared dispositive power with respect to 66,710,627 shares as a result of the relationships described in paragraphs (b)(6) and (7) below.

                                 (7) Fund III Incorporated may be deemed to
                  beneficially own in the aggregate 71,773,385 shares of the Common Stock of the Company, representing approximately 47.9% of the outstanding shares of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, shared voting power with respect to 71,773,385 shares and shared dispositive power with respect to 66,710,627 shares as a result of the relationships described in paragraph (b)(7) below.

                                 (8) Fund IV may be deemed to beneficially own
                  in the aggregate 14,274,430 shares of the Common Stock of the Company, representing approximately 10.0% of the outstanding shares of Common Stock. Of such shares, Fund IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 14,274,430 shares and shared dispositive power with respect to 10,111,985 shares as a result of the relationships described in paragraphs (b)(10),
                  (14) and (15) below.

                                 (9) Private Equity Fund IV may be deemed to
                  beneficially own in the aggregate 4,234,083 shares of the Common Stock of the Company, representing approximately 3.0% of the outstanding shares of Common Stock. Of such shares, Private Equity Fund IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,234,083 shares and shared dispositive power with respect to 71,638 shares as a result of the relationships described in paragraphs (b)(10), (14) and (15) below.

                                 (10) HM4/GP Partners may be deemed to
                  beneficially own in the aggregate 14,346,068 shares of the Common Stock of the Company, representing approximately 10.0% of the outstanding shares of Common Stock. Of such shares, HM4/GP Partners has sole voting and dispositive power with respect to no shares, shared voting power with respect to 14,346,068 shares and shared dispositive power with respect to 10,183,623 shares as a result of the relationships described in paragraphs (b)(10), (14) and (15) below.

                                 (11) HM4-EQ may be deemed to beneficially own
                  in the aggregate 4,327,726 shares of the Common Stock of the Company, representing approximately 3.1% of the outstanding shares of Common Stock. Of such shares, HM4-EQ has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,327,726 shares and shared dispositive power with respect to 165,281 shares as a result of the relationships described in paragraphs (b)(14) and (15) below.

                                 (12) HM4-EN may be deemed to beneficially own
                  in the aggregate 25,369 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 25,369 shares as a result of the relationships described in paragraphs (b)(14) and (15) below.

                                 (13) HM4-SBS may be deemed to beneficially own
                  in the aggregate 4,197,568 shares of the Common Stock of the Company, representing approximately 3.0% of the outstanding shares of Common Stock. Of such shares, HM 1-SBS has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,197,568 and shared dispositive power with respect to 35,123 shares as a result of the relationships described in paragraphs (b)(14) and (15) below

                                 (14) GP Partners IV may be deemed to
                  beneficially own in the aggregate 14,571,841 shares of the Common Stock of the Company, representing approximately 10.2% of the outstanding shares of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 14,571,841 shares and shared dispositive power with respect to 10,409,396 shares as a result of the relationships described in paragraphs (b)(14) and (15) below.

                                 (15) Fund IV LLC 14,571,841 shares of the
                  Common Stock of the Company, representing approximately 10.2% of the outstanding shares of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 14,571,841 shares and shared dispositive power with respect to 10,409,396 shares as a result of the relationships described in paragraph
                  (b)(15) below.

                                 (16) PG-IV may be deemed to beneficially own in
                  the aggregate 4,700,790 shares of the Common Stock of the Company, representing approximately 3.3% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,700,790 shares and shared dispositive power with respect to 538,345 shares as a result of the relationships described in paragraphs (b)(17), (18) and (19) below.

                                 (17) Fund IV/GP Partners C.V. may be deemed to
                  beneficially own in the aggregate 4,700,790 shares of the Common Stock of the Company, representing approximately 3.3% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,700,790 shares and shared dispositive power with respect to 538,345 shares as a result of the relationships described in paragraphs (b)(17),
                  (18) and (19) below.

                                 (18) GP Partners IV Cayman may be deemed to
                  beneficially own in the aggregate 4,700,790 shares of the Common Stock of the Company, representing approximately 3.3% of the outstanding shares of Common Stock. Of such shares,

                  PG-IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,700,790 shares and shared dispositive power with respect to 538,345 shares as a result of the relationships described in paragraphs (b)(18) and (19) below.

                                 (19) Fund IV Cayman LLC may be deemed to
                  beneficially own in the aggregate 4,700,790 shares of the Common Stock of the Company, representing approximately 3.3% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, shared voting power with respect to 4,700,790 shares and shared dispositive power with respect to 538,345 shares as a result of the relationships described in paragraph (b)(19) below.

                                 (20) HM&Co. Partners may be deemed to
                  beneficially own in the aggregate 234,740 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM&Co. Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 234,740 shares as a result of the relationships described in paragraph (b)(21) below. All 234,740 of such shares for which HM&Co. Partners may be deemed to have shared voting and dispositive power are options to purchase Common Stock that are currently exercisable.

                                 (21) HM Partners may be deemed to beneficially
                  own in the aggregate 234,740 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 234,740 shares as a result of the relationships described in paragraph
                  (b)(21) below. All 234,740 of such shares for which HM Partners may be deemed to have shared voting and dispositive power are options to purchase Common Stock that are currently exercisable.

                                 (22) HM 1-FOF may be deemed to beneficially own
                  in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraphs (b)(23) and (24) below.

                                 (23) GP Partners LA may be deemed to
                  beneficially own in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners LA has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraphs (b)(23) and (24) below.

                                 (24) LA Fund Incorporated may be deemed to
                  beneficially own in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares LA Fund Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraph (b)(24) below.


                  (b)
                                 (1) Of the 1,736,586 shares of Common Stock for
                  which Mr. Hicks has sole voting and dispositive power, 1,152,343 shares are held of record by Mr. Hicks, 525,868 shares are issuable upon the exercise of options to purchase Common Stock owned directly by Mr. Hicks that are currently exercisable, and 58,375 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 77,944,046 shares of Common Stock for which Mr. Hicks has both shared voting and dispositive power, 57,156,124 shares Stock are owned of record by Fund III and 8,204,452 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund III that may be exercisable within 60 days from the date of its issuance; 710,821 shares are owned of record by HM3 Coinvestors and 222,522 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by HM3 Coinvestors that may be exercisable within 60 days from the date of its issuance; 416,708 shares are owned of record by HMTF/Viasystems; 8,683,593 shares are owned of record by Fund IV and 1,428,392 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund IV that may be exercisable within 60 days from the date of its issuance; 61,519 shares are owned of record by Private Equity Fund IV and 10,119 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Private Fund IV that may be exercisable within 60 days from the date of its issuance; 141,934 shares are owned of record by HM4-EQ and 23,347 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by HM4-EQ that may be exercisable within 60 days from the date of its issuance; 25,369 shares are owned of record by HM4-EN; 0 shares are owned of record by HM4-SBS and 35,123 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by HM4-SBS that may be exercisable within 60 days from the date of its issuance; 248 shares are owned of record by HM 1-FOF; 462,300 shares are owned of record by PG-IV and 76,045 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by PG-IV that may be exercisable within 60 days from the date of its issuance; 234,740 shares are issuable upon the exercise of options to purchase Common Stock owned by HM&Co. Partners that are currently exercisable; 31,031 shares are owned of record by TOH, Jr. Ventures, Ltd.; and 19,658 shares are owned of record by TOH Investors, L.P. Of the 83,006,803 shares of Common Stock for which Mr. Hicks has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Mr. Hicks as a result of the Mills Proxy and 900,313 shares may be deemed beneficially owned by Mr. Hicks as a result of the Fund III Proxy.

                                 HM3/GP Partners is the general partner of Fund
                  III and HMTF/Viasystems and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by Fund III and HMTF/Viasystems, the shares issuable upon the exercise of the warrant held by Fund III and the shares subject to the Fund III Proxy and the Mills Proxy. GP Partners III is the general partner of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM3/GP Partners, the shares owned of record by HM3 Coinvestors, the shares issuable upon the exercise of the warrant held by HM3 Coinvestors and the shares subject to the Mills Proxy. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners III. Mr. Hicks is the sole shareholder of Fund III Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund III Incorporated.

                                 HM4/GP Partners is the general partner of Fund
                  IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by Fund IV and Private Equity Fund IV, the shares issuable upon the exercise of their respective warrants and the shares subject to the Mills Proxy. GP Partners IV is the general partner of HM4/GP Partners, HM4-EQ, HM-EN and HM4-SBS and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM4/GP Partners, the shares owned of record by HM4-EQ and HM-EN, the shares issuable upon the exercise of the warrants held by HM4-EQ and HM-4 SBS and the shares subject to the Mills Proxy. Fund IV LLC is the general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners IV. Mr. Hicks is the sole director and sole member of Fund IV LLC and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV LLC.

                                 Fund IV/GP Partners C.V. is the general partner
                  of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. the shares issuable upon the exercise of the warrant held by PG-IV and the shares subject to the Mills Proxy. GP Partners IV Cayman is the general partner of Fund IV/GP Partners C.V. and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV/GP Partners C.V. Fund IV Cayman LLC is the general partner of GP Partners IV Cayman and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners IV Cayman. Mr. Hicks is the sole member of Fund IV Cayman LLC and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV Cayman LLC.

                                 HM Partners is the general partner of HM&Co.
                  Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock issuable upon the exercise of options held by HM&Co. Partners. Mr. Hicks is the majority shareholder of HM Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Partners.

                                 GP Partners LA is the general partner of HM
                  1-FOF and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA. Mr. Hicks is the sole shareholder of LA Fund Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by LA Fund Incorporated.

                                 TOH Management Company, LLC, a limited
                  liability company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures Ltd. and TOH Investors, L.P. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures Ltd. and TOH Investors, L.P.

                                 (2) Of the 65,360,576 shares of Common Stock
                  for which Fund III has both shared voting and dispositive power, 57,156,124 shares are owned of record by Fund III and 8,204,452 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund III that may be exercisable within 60 days from the date of its issuance. Of the 70,423,334 shares of Common Stock for which Fund III has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Fund III as a result of the Mills Proxy and 900,313 shares may be deemed beneficially owned by Fund III as a result of the Fund III Proxy.

                                 (3) Of the 416,708 shares of Common Stock for
                  which HMTF/Viasystems has shared voting and dispositive power, 416,708 shares are held of record by HMTF/Viasystems.

                                 (4) Of the 65,777,284 shares of Common Stock
                  for which HM3/GP Partners has both shared voting and dispositive power, none of such shares are held of record by HM3/GP Partners, 57,156,124 shares are held of record by Fund III, 8,204,452 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund III that may be exercisable within 60 days from the date of its issuance and 416,708 of such shares are held of record by HMTF/Viasystems. Of the 70,840,042 shares of Common Stock for which HM3/GP Partners has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by HM3/GP Partners as a result of the Mills Proxy and 900,313 shares may be deemed beneficially owned by HM3/GP Partners as a result of the Fund III Proxy. HM3/GP Partners is the general partner of each of Fund III and HMTF/Viasystems and, therefore, may be deemed to be the beneficial owner of the shares owned beneficially and of record by Fund III and shares owned of record by HMTF/Viasystems.

                                 (5) Of the 933,343 shares of Common Stock for
                  which HM3 Coinvestors has both shared voting and dispositive power, 710,821 shares are held of record by HM3 Coinvestors and 222,522 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by HM3 Coinvestors that may be exercisable within 60 days from the date of its issuance. Of the 5,095,788 shares of Common Stock for which HM3 Coinvestors has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by HM3 Coinvestors as a result of the Mills Proxy.

                                 (6) Of the 66,710,627 shares of Common Stock
                  for which GP Partners III has both shared voting and dispositive power, none of such shares are held of record by GP Partners III, 710,821 shares are held of record by HM3 Coinvestors, 222,522 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by HM3 Coinvestors that may be exercisable within 60 days from the date of its issuance and 65,777,284 such shares may be deemed to be beneficially owned by HM3/GP Partners. Of the 71,773,385 shares of Common Stock for which GP Partners III has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by GP Partners III as a result of the Mills Proxy and 900,313 shares may be deemed to be beneficially owned by GP Partners III as a result of the Fund III Proxy. GP Partners III is the general partner of each of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/GP Partners and the shares owned beneficially and of record by HM3 Coinvestors.

                                 (7) Of the 66,710,627 shares of Common Stock
                  for which Fund III Incorporated has both shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated and 66,710,626 of such shares may be beneficially owned by GP Partners III. Of the 71,773,385 shares of Common Stock for which Fund III Incorporated has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed to be beneficially owned by GP Partners III as a result of the Mills Proxy and 900,313 shares may be deemed beneficially owned by GP Partners III as a result of the Fund III Proxy. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III.

                                 (8) Of the 10,111,985 shares of Common Stock
                  for which Fund IV has both shared voting and dispositive power, 8,683,593 shares are held of record by Fund IV and 1,428,392 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund IV that may be exercisable within 60 days from the date of its issuance. Of the 14,274,430 shares of Common Stock for which Fund IV has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Fund IV as a result of the Mills Proxy.

                                 (9) Of the 71,638 shares of Common Stock for
                  which Private Equity Fund IV has both shared voting and dispositive power, 61,519 shares are held of record by Private Equity Fund IV and 10,119 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Private Equity Fund IV that may be exercisable within 60 days from the date of its issuance. Of the 4,234,083 shares of

                  Common Stock for which Private Equity Fund IV has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Private Equity Fund IV as a result of the Mills Proxy.

                                 (10) Of the 10,183,623 shares of Common Stock
                  for which HM4/GP Partners has both shared voting and dispositive power, none of such shares are held of record by HM4/GP Partners, 8,683,593 shares are held of record by Fund IV, 1,428,392 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Fund IV that may be exercisable within 60 days from the date of its issuance, 61,519 shares are held of record by Private Equity Fund IV and 10,119 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by Private Equity Fund IV which may be exercisable within 60 days from the date of its issuance. Of the 14,346,068 shares of Common Stock for which HM4/GP Partners has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by HM4/GP Partners as a result of the Mills Proxy. HM4/GP Partners is the general partner of each of Fund IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares owned beneficially and of record by Fund IV and Private Equity Fund IV.

                                 (11) Of the 165,281 shares of Common Stock for
                  which HM4-EQ has both shared voting and dispositive power, 141,934 shares are held of record by HM4-EQ and 23,347 shares are issuable upon the exercise of a warrant to purchase Common Stock that is owned by HM4-EQ that may be exercisable within 60 days from the date of its issuance. Of the 4,327,726 shares of Common Stock for which HM4-EQ has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by HM4-EQ as a result of the Mills Proxy.

                                 (12) Of the 25,369 shares of Common Stock for
                  which HM4-EN has shared voting and dispositive power, 25,369 of such shares are held of record by HM4-EN.

                                 (13) Of the 35,123 shares of Common Stock for
                  which HM4-SBS has shared voting and dispositive power, none of such shares are owned of record by HM4-SBS and 35,123 shares are issuable upon the exercise of a warrant to purchase Common Stock that is owned by HM4-SBS that may be exercisable within 60 days from the date of its issuance. Of the 4,197,568 shares of Common Stock for which HM4-SBS has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by HM4-SBS as a result of the Mills Proxy.

                                 (14) Of the 10,409,396 shares of Common Stock
                  for which GP Partners IV has both shared voting and dispositive power, none of such shares are held of record by GP Partners IV, 141,934 shares are held of record by HM4-EQ, 23,347 shares are issuable upon the exercise of a warrant to purchase Common Stock that is owned by HM4-EQ that may be exercisable within 60 days from the date of its issuance, 25,369 of such shares are held of record by HM4-EN, none of such shares are owned of record by HM4-SBS, 35,123 shares are issuable upon the exercise of a warrant to purchase Common Stock that is owned by HM4-SBS that may be exercisable within 60 days from the date of its issuance and 10,183,623 of such shares may be beneficially owned by HM4/GP Partners. Of the 14,571,841 shares of Common Stock for which GP Partners IV has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by GP Partners IV as a result of the Mills Proxy. GP Partners IV is the general partner of each of HM4/GP Partners, HM4-EQ, HM4-EN and HM4-SBS and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4/GP Partners and HM-4 SBS and held beneficially and/or of record by HM4-EQ and HM4-EN.

                                 (15) Of the 10,409,396 shares of Common Stock
                  for which Fund IV LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV LLC and 10,409,396 of such shares may be beneficially owned by GP Partners IV. Of the 14,571,841 shares of Common Stock for which Fund IV LLC has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Fund IV LLC as a result of the Mills Proxy. Fund IV LLC is the general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV.

                                 (16) Of the 538,345 shares of Common Stock for
                  which PG-IV has both shared voting and dispositive power, 462,300 shares are held of record by PG-IV and 76,045 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by PG-IV that may be exercisable within 60 days from the date of its issuance. Of the 4,700,790 shares of Common Stock for which PG-IV has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by PG-IV as a result of the Mills Proxy.

                                 (17) Of the 538,345 shares of Common Stock for
                  which Fund IV/GP Partners C.V. has both shared voting and dispositive power, none of such shares are held of record by Fund IV/GP Partners C.V., 462,300 shares are held of record by PG-IV and 76,045 shares are issuable upon the exercise of a warrant to purchase Common Stock owned by PG-IV that may be exercisable within 60 days from the date of its issuance. Of the 4,700,790 shares of Common Stock for which Fund IV/GP Partners C.V. has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Fund IV/GP Partners C.V. as a result of the Mills Proxy. Fund IV/GP Partners C.V. is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned beneficially and of record by PG-IV.

                                 (18) Of the 538,345 shares of Common Stock for
                  which GP Partners IV Cayman has both shared voting and dispositive power, none of such shares are held of record by GP Partners IV Cayman and 538,345 shares may be beneficially owned by Fund IV/GP Partners C.V. Of the 4,700,790 shares of

                  Common Stock for which GP Partners IV Cayman has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by GP Partners IV Cayman as a result of the Mills Proxy. GP Partners IV Cayman is the general partner of Fund IV/GP Partners C.V. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Fund IV/GP Partners C.V.

                                 (19) Of the 538,345 shares of Common Stock for
                  which Fund IV Cayman LLC has both shared voting and dispositive power, none of such shares are held of record by Fund IV Cayman LLC and 538,345 shares may be beneficially owned by GP Partners IV Cayman. Of the 4,700,790 shares of Common Stock for which Fund IV Cayman LLC has shared voting power and which are not otherwise accounted for above, 4,162,445 shares may be deemed beneficially owned by Fund IV Cayman LLC as a result of the Mills Proxy. Fund IV Cayman LLC is the general partner of GP Partners IV Cayman and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV Cayman.

                                 (20) Of the 234,740 shares of Common Stock for
                  which HM&Co. Partners has shared voting and dispositive power, 234,740 of such shares are issuable upon the exercise of options held of record by HM&Co. that are currently exercisable.

                                 (21) Of the 234,740 shares of Common Stock for
                  which HM Partners has shared voting and dispositive power, none of such shares are held of record by HM Partners and 234,740 of such shares are issuable upon the exercise of options held of record by HM&Co. Partners that are currently exercisable. HM Partners is the general partner of HM&Co. Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM&Co. Partners.

                                 (22) Of the 248 shares of Common Stock for
                  which HM 1-FOF has shared voting and dispositive power, 248 of such shares are held of record by HM 1-FOF.

                                 (23) Of the 248 shares of Common Stock for
                  which GP Partners LA has shared voting and dispositive power, none of such shares are held of record by GP Partners LA and 248 of such shares are held of record by HM 1-FOF. GP Partners LA is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM 1-FOF.

                                 (24) Of the 248 shares of Common Stock for
                  which LA Fund Incorporated has shared voting and dispositive power, none of such shares are held of record by LA Fund Incorporated and 248 of such shares may be beneficially owned by GP Partners LA. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA.

                   EACH OF THE FILING PARTIES EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OF COMMON STOCK COVERED BY THIS STATEMENT NOT OWNED BY HIM OR IT OF RECORD.

                   (c) See Item 4.

                   (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

                   (e) Not applicable.

ITEM 6.

                     Item 6 of the Initial Schedule 13D is hereby amended and restated as follows:

                     The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations. Additionally, certain of the Filing Parties are entitled to exercise the Mills Proxy and the Fund III Proxy as described in Item 4 above.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

4.11 Voting Agreement, dated July 19, 2001 by James N. Mills, James N. Mills Family Partnership, James N. Mills Revocable Living Trust and Timothy L. Conlon in favor of Fund III, HM3 Coinvestors, Fund IV, Private Equity Fund IV, HM4-EQ, HM4-SBS, PG-IV and HM 1-FOF.*

10.14 Amended and Restated Stockholders Agreement, dated as of June 6, 1997, among Viasystems Group, Inc. and certain stockholders of Viasystems Group, Inc.
(1)

10.15 First Amendment to Amended and Restated Stockholders Agreement, dated as of November 4, 1998, among Viasystems Group, Inc. and certain stockholders of Viasystems Group, Inc. (1)

99.1 Joint Filing Agreement, dated August 9, 2001, among Mr. Thomas O. Hicks, Fund III, HMTF/Viasystems, HM3/GP Partners, HM3 Coinvestors, GP Partners III, Fund III Incorporated, Fund IV, Private Equity Fund IV, HM4/GP Partners, HM4-EQ, HM4-EN, HM4-SBS, GP Partners IV, Fund IV LLC, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, HM& Co. Partners, HM Partners, HM 1-FOF, GP Partners LA and LA Fund Incorporated. *


-----------------------
*Filed herewith.

(1) Incorporated by reference to Amendment No. 2 of Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             By:                                    *
------------------------------------------------------            ----------------------------------------------------------------
                        Date                                            Thomas O. Hicks


                                                              *By:  /s/ David W. Knickel
                                                                  ----------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Attorney-in-Fact

















                                    Page 47

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
------------------------------------------------------
                        Date
                                                              By:       HM3/GP Partners, L.P., its general partner

                                                              By:       Hicks Muse GP Partners III, L.P., its general partner

                                                              By:       Hicks Muse Fund III Incorporated, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary








                                    Page 48

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HMTF/VIASYSTEMS PARTNERS, L.P.
------------------------------------------------------
                        Date
                                                              By:       HM3/GP Partners, L.P., its general partner

                                                              By:       Hicks Muse GP Partners III, L.P., its general partner

                                                              By:       Hicks Muse Fund III Incorporated, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 49

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM3/GP PARTNERS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks Muse GP Partners III, L.P., its general partner

                                                              By:       Hicks Muse Fund III Incorporated, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  -------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 50

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM3 COINVESTORS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks Muse GP Partners III, L.P., its general partner

                                                              By:       Hicks Muse Fund III Incorporated, its general partner



                                                                        By:        /s/ David W. Knickel
                                                                            --------------------------------------------------
                                                                                   David W. Knickel
                                                                                   Vice President, Treasurer and Secretary













                                    Page 51

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS MUSE GP PARTNERS III, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks Muse Fund III Incorporated, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 52

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS MUSE FUND III INCORPORATED
------------------------------------------------------
                        Date
                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                          David W. Knickel
                                                                          Vice President, Treasurer and Secretary











                                    Page 53

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HMTF EQUITY FUND IV (1999), L.P.
------------------------------------------------------
                        Date
                                                              By:       HM4/GP (1999) Partners, L.P., its general partner

                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary













                                    Page 54

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HMTF PRIVATE EQUITY FUND IV (1999), L.P.
------------------------------------------------------
                        Date

                                                              By:       HM4/GP (1999) Partners, L.P., its general partner

                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 55

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM4/GP (1999) PARTNERS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary











                                    Page 56

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM4-EQ (1999) COINVESTORS, l.p.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 57

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                   August 9, 2001                             HM4-EN (1999) COINVESTORS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary










                                    Page 58

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM4-SBS (1999) COINVESTORS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse GP (1999) Partners IV, L.P., its general partner

                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ------------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary













                                    Page 59

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE GP (1999) PARTNERS IV, L.P.
------------------------------------------------------
                     Date
                                                              By:       Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 60

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE (1999) FUND IV, LLC
------------------------------------------------------
                        Date

                                                              By:    /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                          David W. Knickel
                                                                          Vice President, Treasurer and Secretary
















                                    Page 61

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE PG-IV (1999), C.V.
------------------------------------------------------
                        Date
                                                              By:   HM EQUITY FUND IV/GP PARTNERS (1999), C.V., its general partner

                                                              By:   HM GP PARTNERS IV CAYMAN, L.P., its general partner

                                                              By:   HM FUND IV CAYMAN, LLC, its general partner


                                                              By:   /s/ David W. Knickel
                                                                  -----------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 62

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
------------------------------------------------------
                        Date
                                                              By:       HM GP PARTNERS IV CAYMAN, L.P., its general partner

                                                              By:       HM FUND IV CAYMAN, LLC, its general partner

                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary














                                    Page 63

                                  SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM GP PARTNERS IV CAYMAN, L.P.
------------------------------------------------------
                        Date
                                                              By:       HM FUND IV CAYMAN, LLC,
                                                                        its general partner


                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary









                                    Page 64

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM FUND IV CAYMAN, LLC
------------------------------------------------------
                        Date
                                                              By:          /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                       David W. Knickel
                                                                       Vice President, Treasurer and Secretary









                                    Page 65

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE & CO. PARTNERS, L.P.
------------------------------------------------------
                        Date
                                                              By:       HM Partners Inc., its general partner


                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary










                                    Page 66

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM PARTNERS INC.
------------------------------------------------------
                        Date
                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 67

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HM 1-FOF COINVESTORS, L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse GP Partners L.A., L.P., its general partner

                                                              By:       Hicks, Muse Latin America Fund I Incorporated, its general partner



                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary









                                    Page 68

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE GP PARTNERS L.A., L.P.
------------------------------------------------------
                        Date
                                                              By:       Hicks, Muse Latin America Fund I Incorporated, L.P., its
                                                                        general partner


                                                              By:       /s/ David W. Knickel
                                                                  ---------------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary












                                    Page 69

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   August 9, 2001                             HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
------------------------------------------------------
                        Date

                                                              By:       /s/ David W. Knickel
                                                                  ----------------------------------------------------------
                                                                        David W. Knickel
                                                                        Vice President, Treasurer and Secretary




                                  EXHIBIT INDEX

4.11 Voting Agreement, dated July 19, 2001 by James N. Mills, James N. Mills Family Partnership, James N. Mills Revocable Living Trust and Timothy L. Conlon in favor of Fund III, HM3 Coinvestors, Fund IV, Private Equity Fund IV, HM4-EQ, HM4-SBS, PG-IV and HM 1-FOF.*

10.14 Amended and Restated Stockholders Agreement, dated as of June 6, 1997, among Viasystems Group, Inc. and certain stockholders of Viasystems Group, Inc.
(1)

10.15 First Amendment to Amended and Restated Stockholders Agreement, dated as of November 4, 1998, among Viasystems Group, Inc. and certain stockholders of Viasystems Group, Inc. (1)

99.1 Joint Filing Agreement, dated August 9, 2001, among Mr. Thomas O. Hicks, Fund III, HMTF/Viasystems, HM3/GP Partners, HM3 Coinvestors, GP Partners III, Fund III Incorporated, Fund IV, Private Equity Fund IV, HM4/GP Partners, HM4-EQ, HM4-EN, HM4-SBS, GP Partners IV, Fund IV LLC, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, HM& Co. Partners, HM Partners, HM 1-FOF, GP Partners LA and LA Fund Incorporated. *


-----------------------
*Filed herewith.

(1) Incorporated by reference to Amendment No. 2 of Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).